For Immediate Release	Contact: Lynne Allan,
S.V.P., Marketing Director
(845) 365-4636

U.S.B. Holding Co., Inc., Parent of Union State Bank announces the retirement of Steven T. Sabatini

ORANGEBURG, NY, Tuesday, April 19, 2005— Mr. Thomas E. Hales, Chairman, President and CEO of U.S.B. Holding Co., Inc. (the “Company”) (NYSE: UBH) and its wholly owned bank subsidiary, Union State Bank has announced that Mr. Steven T. Sabatini, Senior Executive Vice Present and Chief Financial Officer of the Company and Union State Bank, will retire as of January 6, 2006 and will not stand for re-election to the Board of Directors of the Company at the 2005 Annual Meeting of Stockholders.

Mr. Sabatini, a CPA, joined U.S.B. Holding Co., Inc on September 6, 1994, as Assistant to the Chairman and became Chief Financial Officer on February 27, 1995.

Mr. Hales commented that “after eleven successful years with the Company, Mr. Sabatini, who will be 54 at the time of his retirement, has decided to pursue other personal interests.” Mr. Hales noted that, “Mr. Sabatini is active with a number of not for profit organizations and hopes to devote more time to those efforts, as well as explore other opportunities and spend more time with his family.”

“Steve has served our Institution faithfully and tirelessly and enjoys a wonderful reputation throughout the Bank and the banking industry,” stated Mr. Hales. “He has been an integral part of our growth and over the last eleven years his high level of expertise, tremendous work ethic and great loyalty has served as a model to our Institution. We will all miss Steve’s professionalism and many contributions to Union State Bank. We wish Steve the best of health and happiness in his new endeavors. We also appreciate the significant notice received so that we can ensure a seamless transition of the CFO position.”

The Company operates through its banking subsidiary, Union State Bank, a commercial bank with approximately $2.7 billion in assets and twenty-seven locations in Rockland and Westchester counties and one location each in Goshen (Orange County), New York, Stamford, Connecticut and New York City. Further information on Union State Bank can be found on the world wide web at www.unionstate.com. The Company's common stock is listed on the New York Stock Exchange trading under the symbol "UBH".

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